Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS
Charles D. Christy	Kristine D. Brenner
EVP & Chief Financial Officer	Director of Investor Relations
(810) 237-4200	(810) 257-2506
Charlie.Christy@citizensbanking.com	Kristine.Brenner@citizensbanking.com
CITIZENS REPUBLIC BANCORP
ANNOUNCES SECOND QUARTER 2007 CREDIT-RELATED CHARGE
AFFIRMS SECOND QUARTER PROFITABILITY AND STRENGTH OF DIVIDEND
FLINT, MICHIGAN, June 27, 2007 -— Citizens Republic Bancorp (NASDAQ: CRBC) announced that its Audit Committee determined today that the company will record a second quarter of 2007 provision for loan losses in the range of $30 million to $35 million. The charge is a result of anticipated net charge-offs in the range of $20 to $25 million and an increase in nonperforming loans in the range of $20 to $25 million. The charge is expected to have a $0.26 to $0.30 impact on diluted net income per share for the second quarter of 2007.
During the regular watchcredit review process in the second quarter of 2007, Citizens Republic Bancorp (“Citizens”) detected deterioration in the commercial real estate portfolio and downgraded the risk rating of 180 commercial real estate loans with outstanding balances of approximately $145 million. The charge-offs and the risk rating downgrades affect Citizens’ calculations for future estimated losses in the allowance for loan losses and drive the additional anticipated provision in excess of the net charge-offs.
Projected commercial real estate outstanding balances and nonperforming loan balances at June 30, 2007 and projected net charge-offs for the second quarter of 2007 by loan segment follow:

	Projected	Projected	Projected
	Loans	Nonperforming	2nd Qtr 2007
in millions	Outstanding	Loans	Net Charge-offs
Land Hold	$97	$2	$—
Land Development	169	18	7
Construction	448	19	4
Income Producing	1,411	12	2
Owner-Occupied	1,306	9	3

Total Commercial Real Estate	3,431	60	16
Commercial and Industrial	1,802	8	—

Total Commercial loans	5,233	68	16
Residential Mortgage	1,505	33	1
Direct Consumer	1,637	9	3
Indirect Consumer	846	1	1

Total portfolio loans	$9,221	$111	$21

Legacy Republic Bancorp Inc. (“Republic”) loans account for $1.7 billion or approximately 50% of total outstanding commercial real estate loans. This portfolio is primarily concentrated in the southeast and central regions of Michigan and the Cleveland and Columbus markets in Ohio. Based on concerns regarding the Midwest economy and the deterioration in commercial real estate values over the past year, Citizens has reviewed over $750 million of the legacy Republic commercial real estate portfolio at an individual loan level utilizing the following criteria: loan size, loan-to-value in excess of 85%, delinquency pattern, dated appraisals, and noncompliant lot release schedule. As a result, approximately $175 million in legacy Republic commercial real estate loans have been placed on the watchcredit list, with approximately $45 million classified as nonperforming, and approximately

$14 million will be charged-off in the second quarter of 2007. All of these loans are primarily concentrated in the same markets as the portfolio.
In view of Citizens’ analysis of its commercial real estate loans, it will continue its current robust watchcredit monitoring process and it will begin to review all investment commercial real estate loans, including ‘pass’ credits as defined by the Federal Reserve, on a quarterly basis to ensure early identification of developing performance issues. These reviews will include comparing lot release schedules to actual performance and early identification of loans with potential collateral deterioration. Loans found to be outside of acceptable parameters will be rated a watchcredit loan and monitored according to Citizens’ proactive credit philosophy.
Citizens applied the risk characteristics of the commercial real estate loans already reviewed to the remaining commercial real estate portfolio in determining the projected allowance for loan loss requirements for June 30, 2007. The total allowance is projected to be approximately 1.95% and it is Citizens’ belief that it will be adequate to address the estimated loan losses inherent in the existing loan portfolio.
Second Quarter of 2007 Results
Citizens anticipates the second quarter of 2007 will be profitable, both before and after restructuring and merger-related expenses, and results for net interest income, noninterest income, and noninterest expense will be consistent with the qualitative guidance it provided in the first quarter of 2007 earnings release. Citizens intends to continue to pay dividends at the current rate and to remain well-capitalized.
William R. Hartman, president and CEO, Charles D. Christy, CFO, John D. Schwab, chief credit officer, and Martin E. Grunst, treasurer, will review the quarter’s results and discuss the credit-related aspects in more detail at the conference call for analysts and investors at 10:00am ET on Friday, July 20, 2007.
A live audio webcast is available at www.citizensbanking.com through the Investors Relations page or by calling 800-896-8445 (conference ID: Citizens Republic). To participate in the conference call, please connect approximately 10 minutes prior to the scheduled conference time.
The call will be archived for 90 days at www.citizensbanking.com. In addition, a digital recording will be available approximately two hours after the completion of the conference call until July 27, 2007. To listen to the replay, please dial (800) 283-4593.
Corporate Profile
Citizens Republic Bancorp is a diversified financial services company providing a wide range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens Republic Bancorp serves communities in Michigan, Ohio, Wisconsin, and Indiana as Citizens Bank and in Iowa as F&M Bank, with 241 offices and 269 ATMs. Citizens Republic Bancorp is the 2nd largest bank holding company headquartered in Michigan with roots dating back to 1871. Citizens Republic Bancorp is the 43rd largest bank holding company headquartered in the United States. More information about Citizens Republic Bancorp is available at www.citizensbanking.com.
Safe Harbor Statement
Discussions in this release that are not statements of historical fact, including statements that include terms such as “will,” “may,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “project,” “intend,” and “plan,” and statements about the benefits of the merger, including future financial and operating results, plans, objectives, expectations and intentions and other statements that are not historical facts, are forward-looking statements that involve risks and uncertainties. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking information.
Factors that could cause or contribute to such differences include, without limitation, adverse changes in Citizens’ loan and lease portfolios resulting in credit risk-related losses and expenses (including losses due to fraud, Michigan automobile-related industry changes and shortfalls, deterioration in commercial real estate values, and other economic factors) as well as additional increases in the allowance for loan losses; fluctuations in market interest rates, the effects on net interest income of changes in Citizens’ interest rate risk position and the potential inability to hedge interest rate risks economically; adverse changes in economic or financial market conditions and the economic effects of terrorist attacks and potential attacks; Citizens’ potential inability to continue to attract core deposits; Citizens’ potential inability to retain legacy Republic loans and deposits as a result of the computer system conversion and branch consolidations; Citizens’ potential inability to continue to obtain third party financing on favorable terms; adverse changes in competition, pricing environments or relationships with major customers; unanticipated expenses and payments relating to litigation brought against Citizens from time to time; Citizens’ potential inability to adequately invest in and implement products and services in response to technological changes; adverse changes in applicable laws and regulatory requirements; the potential lack of market acceptance of Citizens’ products and services; changes in accounting and tax rules and interpretations that negatively impact results of operations or financial position; the potential inadequacy of Citizens’ business continuity plans or data security systems; the potential failure of Citizens’ external vendors to fulfill their contractual obligations to Citizens; Citizens’ potential inability to integrate acquired operations, including those associated with the Republic merger; unanticipated environmental liabilities or costs; impairment of the ability of the banking subsidiaries to pay dividends to the holding company parent; the potential circumvention of Citizens’ controls and procedures; Citizens’ success in managing the risks involved in the foregoing; and other risks and uncertainties detailed from time to time in its filings with the SEC, which are available at the SEC’s web site www.sec.gov. Other factors not currently anticipated may also materially and adversely affect Citizens’ results of operations, cash flows and financial position. There can be no assurance that future results will meet expectations. While Citizens believes that the forward-looking statements in this release are reasonable, you should not place undue reliance on any forward-looking statement. In addition, these statements speak only as of the date made. Citizens does not undertake, and expressly disclaims any obligation to update or alter any statements, whether as a result of new information, future events or otherwise, except as required by applicable law.
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